SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]Preliminary Proxy Statement     [ ]Confidential,  For Use of the  Commission
                                      Only (as permitted by Rule 14a-6(e)(2))
[X]Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting  Material  Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Nu Skin Enterprises, Inc.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):

     [X]No fee required.
     [ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit  price  or other  underlying  value  of  transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials:

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     [ ] Check box if any part of the fee is offset as provided by Exchange  Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement no.:

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     (3) Filing Party:

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     (4) Date Filed:

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


[GRAPHIC OMITTED] Nu Skin Logo


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                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

                            NU SKIN ENTERPRISES, INC.

                                  May 11, 2000

--------------------------------------------------------------------------------


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Nu Skin Enterprises, Inc., a Delaware corporation (the "Company"), will be held at 4:00 p.m., Mountain time, on May 11, 2000 at the corporate offices of the Company, 75 West Center Street, Provo, Utah 84601, for the following purposes, which are more fully described in the Proxy Statement:

     1. To elect a Board of Directors consisting of ten directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

     2. To approve the Company's 2000 Employee Stock Purchase Plan;

     3. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on March 24, 2000 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

         You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy as promptly as possible in the enclosed postage-prepaid envelope. If you attend the Annual Meeting you may, if you wish, withdraw your proxy and vote in person.

                              By Order of the Board of Directors,

                              /s/Blake M. Roney
                              BLAKE M. RONEY
                              Chairman of the Board

Provo, Utah, April 11, 2000

[GRAPHIC OMITTED] Nu Skin Logo


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                                 PROXY STATEMENT

                            NU SKIN ENTERPRISES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000

--------------------------------------------------------------------------------


                             SOLICITATION OF PROXIES

     The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah 84601, on May 11, 2000 at 4:00 p.m., Mountain time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement. These proxy solicitation materials were first sent or given to the Company's stockholders on or about April 11, 2000.

     All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. If no specific voting instructions are given, the proxy will be voted FOR:

     (1) The election of the ten nominees to the Board of Directors listed in the proxy;

     (2)  The approval of the Company's 2000 Employee Stock Purchase Plan; and

     (3) The ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

     Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to the Secretary of the Company, by executing a later-dated proxy and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy).

     The Company will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's voting stock. Solicitation of proxies will be made by mail. The Company's regular employees may further solicit proxies by telephone or in person, and will not receive additional compensation for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 24, 2000 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, 31,736,761 shares of the Company's Class A Common Stock and 54,606,905 shares of the Company's Class B Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote and each outstanding share of Class B Common Stock shall be entitled to ten votes on each matter submitted to a vote of the stockholders at the Annual Meeting. The Class A Common Stock and the Class B Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting. Certain subsidiaries of the Company hold an aggregate of approximately 250,000 shares of the Class A Common Stock. In accordance with the General Corporate Law of the State of Delaware, these shares may not be voted with respect to any of the matters presented at the Annual Meeting and shall not be counted in determining the presence of a quorum.

     In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of March 15, 2000 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or the Class B Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers whose names appear in the summary compensation table under the caption "Executive Compensation," and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes to the table, the business address of the 5% stockholders is 75 West Center Street, Provo, Utah 84601, and the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock, and each share of Class B Common Stock automatically converts into one share of Class A Common Stock upon the transfer of such share of Class B Common Stock to any person who is not a Permitted Transferee as defined in the Company's Certificate of Incorporation.

                                               Class A               Class B            Voting
                                             Common Stock          Common Stock         Power
                                          ------------------    -------------------     -----
      Directors, Executive
   Officers, 5% Stockholders                Number        %       Number         %        %
-------------------------------------     ----------    ----    ----------     ----     -----
Blake M. and Nancy L. Roney(1)            4,969,606     15.5    16,236,378     29.7     28.9
Nedra D. Roney(2)                         3,968,461     12.4    10,305,046     18.9     18.5
Sandra N. Tillotson(3)                    2,546,912      8.0     6,967,557     12.8     12.5
Craig S. Tillotson(4)                     1,268,006      4.0     4,004,587      7.3      7.1
R. Craig Bryson(5)                        1,218,007      3.8     3,855,741      7.1      6.9
Steven J. Lund(6)                           832,420      2.6     2,678,085      4.9      4.8
Brooke B. Roney(7)                          832,420      2.6     2,675,322      4.9      4.8
Keith R. Halls(8)                            47,651        *       279,861        *        *
Max L. Pinegar(9)                            37,827        *            --       --        *
Daniel W. Campbell(10)                       17,500        *            --       --        *
E.J. "Jake" Garn(10)                         17,500        *            --       --        *
Paula F. Hawkins(10)                         17,500        *            --       --        *
Andrew D. Lipman(11)                         14,500        *            --       --        *
Takashi Bamba(12)                            27,250        *            --       --        *
John Chou(13)                                26,965        *            --       --        *
Safeco Corporation (14)                   3,443,200     10.8            --       --        *
All directors and officers as a group     9,735,366     30.4    31,506,639     57.7     56.2
(17 persons)(15)

*Less than 1%

(1) Includes 2,301,515 shares of Class A Common Stock and 7,601,535 shares of Class B Common Stock held directly by Blake M. Roney; 2,301,514 shares of Class A Common Stock and 7,601,535 shares of Class B Common Stock held directly by Nancy L. Roney; 366,577 shares of Class A Common Stock and 857,143 shares of Class B Common Stock held indirectly by Blake M. and Nancy L. Roney as co-trustees and with respect to which they share voting and investment power; and 176,165 shares of Class B Common Stock held indirectly by Blake M. Roney as trustee and with respect to which he has sole voting and investment power.

(2) Includes 300,000 shares of Class B Common Stock held indirectly as co-trustee and with respect to which Ms. Roney shares voting and investment power.

(3) Includes 250,000 shares of Class A Common Stock held indirectly as trustee and with respect to which Ms. Tillotson has sole voting and investment power; 25,000 shares of Class A Common Stock and 20,000 shares of Class B Common Stock held indirectly as co-trustee and with respect to which she shares voting and investment power; and 500,000 shares of Class B Common Stock held indirectly as manager of a limited liability company and with respect to which she has sole voting and investment power.

(4) Includes 60,000 shares of Class A Common Stock and 52,500 shares of Class B Common Stock held indirectly as trustee and with respect to which Mr. Tillotson has sole voting and investment power; 30,000 shares of Class A Common Stock and 149,765 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power; and 1,000,000 shares of Class B Common Stock held indirectly as manager of a limited liability company and with respect to which he has sole voting and investment power.

(5) Includes 573,003 shares of Class A Common Stock and 1,892,621 shares of Class B Common Stock held by Mr. Bryson's wife, Kathleen D. Bryson, with respect to which he may be deemed to share voting and investment power; and 72,000 shares of Class A Common Stock and 70,500 shares of Class B Common



                                   -3-



     Stock held indirectly as co-trustee and with respect to which he shares voting and investment power with his wife.

(6) Includes 353,710 shares of Class A Common Stock and 1,259,876 shares of Class B Common Stock held by Mr. Lund's wife, Kalleen Lund, with respect to which he may be deemed to share voting and investment power; 102,763 shares of Class B Common Stock held indirectly as trustee and with respect to which he has sole voting and investment power; and 125,000 shares of Class A Common Stock and 55,571 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power with his wife.

(7) Includes 401,210 shares of Class A Common Stock and 1,321,332 shares of Class B Common Stock held by Brooke B. Roney's wife, Denice R. Roney, with respect to which he may be deemed to share voting and investment power; and 30,000 shares of Class A Common Stock and 32,657 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power with his wife.

(8) Includes 50,000 shares of Class B Common Stock held indirectly by Mr. Halls as the manager of a limited liability company and with respect to which he has sole voting and investment power; and 13,386 shares of Class A Common Stock and 15,607 shares of Class B Common Stock held indirectly as co-trustee and with respect to which he shares voting and investment power.

(9) Includes 11,500 shares of Class A Common Stock that may be acquired by Mr. Pinegar pursuant to presently exercisable non-qualified stock options.

(10) Includes 15,000 shares of Class A Common Stock that may be acquired by each of Mr. Campbell, Mr. Garn and Ms. Hawkins pursuant to presently exercisable non-qualified stock options.

(11) Includes 10,000 shares of Class A Common Stock that may be acquired by Mr. Lipman pursuant to presently exercisable non-qualified stock options.

(12) Includes 17,500 shares of Class A Common Stock that may be acquired by Mr. Bamba pursuant to presently exercisable non-qualified stock options.

(13) Includes 17,000 shares of Class A Common Stock that may be acquired by Mr. Chou pursuant to presently exercisable non-qualified stock options.

(14) The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Safeco Corporation was taken from a
     Schedule 13G filed by that entity with the Securities and Exchange Commission dated February 11, 2000. The business address of Safeco Corporation is 4333 Brooklyn Avenue N.E., Seattle, Washington 98185.

(15) Includes 413,575 shares of Class A Common Stock that may be acquired upon exercise of presently exercisable options.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     Directors are elected at each Annual Meeting of Stockholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Stockholders. The Company's Bylaws provide that the Board of Directors will consist of a minimum of five and a maximum of 11 directors, with the number being designated by the Board of Directors. The Board of Directors has currently fixed the authorized number of directors at ten. Each of the nominees for election to the Board of Directors is currently serving as a director of the Company. All of the nominees were previously elected to his or her present term of office by the stockholders of the Company, except for Andrew
D. Lipman who was appointed by the Board of Directors to serve as a director in May 1999 when the Board of Directors was expanded to ten directors. The Board of Directors is currently considering expanding the Board of Directors to eleven members and adding an additional independent director. To date, however, the Company has not identified any person to be nominated at the Annual Meeting. If and when an appropriate candidate is identified, it is likely that the Board of Directors will increase the size of the Board and elect such candidate to serve as a director until the next Annual Meeting of the Stockholders.

     Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. The ten nominees receiving the highest number of votes will be elected to serve as directors. Accordingly, abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the ten nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE
               TEN NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

     Set forth below are the name, age and business experience of each of the ten nominees for election as directors of the Company.

     Blake M. Roney, 42, has served as Chairman of the Board since the Company's inception. Mr. Roney was a founder of Nu Skin International, Inc. ("NSI") in 1984 and served as its Chief Executive Officer and President until the Company's acquisition of NSI in March 1998. Since the Company's acquisition of NSI, Mr. Roney has served as Chairman of the Board of the Company and each of its subsidiaries. He received a B.S. degree from Brigham Young University.

     Steven J. Lund, 46, has been President, Chief Executive Officer and a director of the Company since its inception. Mr. Lund was a founding shareholder of NSI and served as the Executive Vice President of NSI until the Company's acquisition of NSI. Mr. Lund previously worked as an attorney in private practice. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University's J. Reuben Clark Law School.

     Sandra N. Tillotson, 43, has served as a director of the Company since its inception and as Senior Vice President since May 1998. Ms. Tillotson was a founding shareholder of NSI and served as a Vice President of NSI from its formation until the acquisition of NSI. She earned a B.S. degree from Brigham Young University.

     Keith R. Halls, 42, has served as Secretary and a director of the Company since its inception and has been a Senior Vice President of the Company since May 1998. Mr. Halls was a director, Vice

President and shareholder of NSI prior to the Company's acquisition of NSI. Mr. Halls continues to serve as a director of the Company's subsidiaries. He is a Certified Public Accountant. Mr. Halls received a B.A. degree from Stephen F. Austin State University and a B.S. degree from Brigham Young University.

     Brooke B. Roney, 37, has served as a director of the Company since its inception. Mr. Roney has been a Senior Vice President of the Company since May 1998. He was a founding shareholder of NSI and served as a Vice President and director of NSI until the Company's acquisition of NSI.

     Max L. Pinegar, 68, has served as a director of the Company since its inception and was appointed to serve as a Senior Vice President of the Company in January 2000. Mr. Pinegar previously served as a Senior Vice President of the Company from May 1998 until his retirement in November 1998. He also served as General Manager of NSI from 1989 and as Vice President of NSI from 1992 until he retired in November 1998. He received a B.A. degree from Brigham Young University and an M.B.A. degree from the University of Utah.

     Daniel W. Campbell, 45, has served as a director of the Company since March 1997. Mr. Campbell has been a Managing General Partner of EsNet, Ltd. since 1994. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation and prior to that was a partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.

     E.J. "Jake" Garn, 67, has served as a director of the Company since March 1997. Senator Garn has been Vice Chairman of Huntsman Corporation, one of the largest privately held companies in the United States, since 1993. He currently serves as a director for Morgan Stanley Dean Witter Advisors, a mutual fund company; United Space Alliance Board, a prime contractor for the space shuttle; and Franklin Covey & Co., Inc., a provider of time management seminars and products. From 1974 to 1993, Senator Garn was a member of the United States Senate and served on numerous Senate Committees. He received a B.S. degree from the University of Utah.

     Paula F. Hawkins, 73, has served as a director of the Company since March 1997. Senator Hawkins has been the principal of Paula Hawkins & Associates, Inc., a management consulting company, since 1988. From 1980 to 1986, Senator Hawkins was a member of the United States Senate and served on numerous Senate Committees.

     Andrew D.  Lipman,  48, has served as a director of the  Company  since May
1999. Since 1998, Mr. Lipman has been a partner and head of the Telecommunications Group of Swidler Berlin Shereff Friedman, LLP, a Washington, D.C. law firm. He is currently Vice Chairman of the firm. From 1987 to 1997, Mr. Lipman also served as Senior Vice President for Legal and Regulatory Affairs for MFS Communications, Co., a competitive telecommunications provider. He also currently serves as a director of DSET Corporation, a software provider to competitive local telephone carriers. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford University. Mr. Lipman's law firm provides legal services to Big Planet, Inc. and the Company from time to time.

     Blake M. Roney and Brooke B. Roney are brothers. The Company is not aware of any other family relationships among any directors or executive officers. The Certificate of Incorporation of the Company contains provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

Board of Directors Meetings and Committees

     The Board of Directors held five meetings during the fiscal year ended December 31, 1999. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period and the total number of meetings held during such period by all committees of the Board of Directors on which that director served.

     The Company has standing Audit, Compensation and Executive Committees, but has not established a Nominating Committee. The Audit Committee members are Daniel W. Campbell, E.J. "Jake" Garn, Andrew D. Lipman and Paula F. Hawkins. Mr. Campbell is the Chairman of the Audit Committee. The Audit Committee's responsibilities include, among other things, recommending the selection of the Company's independent public accountants to the Board of Directors, reviewing the activities and the reports of the independent public accountants, reviewing the independence of the independent public accountants and examining the adequacy of the Company's internal controls and internal auditing methods and procedures. The Audit Committee met three times during 1999.

     The Compensation Committee members currently consist of E.J. "Jake" Garn, Paula F. Hawkins, Daniel W. Campbell and Andrew D. Lipman. Mr. Campbell is the Chairman of the Compensation Committee. Keith R. Halls and Max L. Pinegar also served on the Compensation Committee in 1999. The Compensation Committee's responsibilities include, among other things, establishing the salaries, bonuses and other compensation to be paid to the Company's executive officers and administering the Company's Second Amended and Restated 1996 Stock Incentive Plan. The Compensation Committee met seven times during 1999.

     The Executive Committee members are Blake M. Roney, Steven J. Lund and Keith R. Halls. Mr. Roney is the Chairman of the Executive Committee. The duties of the Executive Committee are, to the extent authorized by the Board of Directors, to exercise all the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company. The Executive Committee met numerous times during 1999.

Compensation of Directors

     Each director who does not receive compensation as an officer or employee of the Company or its affiliates is entitled to receive an annual fee of $35,000 for serving on the Board of Directors, a fee of $1,000 for each meeting of the Board of Directors or any committee meeting thereof attended and an additional fee of $1,000 for each committee meeting attended if such director is the chairperson of that committee. Each director may be reimbursed for certain expenses incurred in attending Board of Directors and committee meetings.

     In addition, directors may be granted options or stock bonus awards under the Second Amended and Restated 1996 Stock Incentive Plan. On May 4, 1999, the Company granted each of E.J. "Jake" Garn, Paula F. Hawkins and Daniel W. Campbell options to acquire 2,500 shares of Class A Common Stock under the Second Amended and Restated 1996 Stock Incentive Plan. All of such options vest on the day before the next annual meeting of the stockholders following the date of grant. All options were granted with an exercise price equal to the fair market value of the Class A Common Stock on May 4, 1999, the date of the grant. Mr. Lipman received a stock grant of 2,500 shares of Class A Common Stock and a stock option grant for 10,000 shares of Class A Common Stock at an exercise price of $17.00 per share upon his appointment to the Board of Directors. Each of the non-employee directors of the Company will receive a stock option grant for 7,500 shares of Class A Common Stock on the date of the Annual Meeting.

     Max L. Pinegar, a director of the Company, served as a consultant to the Company in 1999. See "Certain Relationships and Transactions." Mr. Pinegar came out of retirement and is now currently employed as a Senior Vice President of the Company.

                        EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company and Presidents of the Company's key subsidiaries as of March 15, 2000 were as follows:

       Name            Age                       Position
-------------------    ---  ----------------------------------------------------
Blake M. Roney         42   Chairman of the Board
Steven J. Lund         46   President and Chief Executive Officer
Sandra N. Tillotson    43   Senior Vice President
Brooke B. Roney        37   Senior Vice President
Keith R. Halls         42   Senior Vice President and Secretary
Max L. Pinegar         68   Senior Vice President
Corey B. Lindley       35   Executive Vice President and Chief Financial Officer
M. Truman Hunt         40   Executive Vice President and General Counsel
Richard W. King        43   Chief Information Officer and President, Big Planet
Grant F. Pace          48   President, Nu Skin division
Joseph Y. Chang        47   President, Pharmanex
Mark L. Adams          48   Vice President Finance and Administration
Michael D. Smith       54   Vice President of North Asia
Takashi Bamba          64   President, Nu Skin Japan
John Chou              54   President, Nu Skin Taiwan

Set forth below is the business background of each of the executive officers of the Company. Information on the business background of each of Blake M. Roney, Steven J. Lund, Sandra N. Tillotson, Brooke B. Roney, Keith R. Halls and Max L. Pinegar is set forth previously under the caption "Election of Directors."

     Corey B. Lindley has been the Chief Financial Officer of the Company since its inception and has been an Executive Vice President since January 2000. From 1993 to 1996, he served as Managing Director, International, of NSI. Mr. Lindley worked as the International Controller of NSI from 1991 to 1994. From 1990 to 1991, he served as Assistant Director of Finance of NSI. Mr. Lindley is a Certified Public Accountant. Prior to joining NSI in 1990, he worked for the accounting firm of Deloitte & Touche LLP. He earned a B.S. degree from Brigham Young University and an M.B.A. degree from Utah State University.

     M. Truman Hunt has served as Vice President and General Counsel since May 1998. In January 2000, he was appointed to serve as an Executive Vice President. He served as Vice President of Legal Affairs and Investor Relations from the Company's inception until May 1998. He also served as Counsel to the President of NSI from 1994 until 1996. From 1991 to 1994, Mr. Hunt served as President and Chief Executive Officer of Better Living Products, Inc., an NSI affiliate involved in the manufacture and distribution of houseware products sold through traditional retail channels. Prior to that time, he was a securities and business attorney in private practice. He received a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

     Richard W. King has served as the President of Big Planet since its formation in October 1997. Mr. King was appointed to serve as the Chief Information Officer of the Company in January 2000. From

August 1996 to September 1997, Mr. King was President of Night Technologies International, Inc. From August 1993 to April 1996, Mr. King was an Executive Vice President of Novell, Inc., a leading network software company, where he had responsibility over NetWare, Novell's flagship product. Mr. King received a B.S. degree in Computer Science from Brigham Young University.

     Grant F. Pace was appointed as the President of the Nu Skin division in October 1999. Prior to such appointment, he served as Vice President of Southeast Asia and China from December 1997. From 1992 to 1997, he was Regional Vice President of Direct Selling in the Asian region for Sara Lee, and from 1988 to 1997, he was President and Regional Managing Director, Southeast Asia for Avon Products, Inc. He received a J.D. degree from Brigham Young University and an M.B.A. degree from Harvard University.

     Joseph Y. Chang was appointed as the President of Pharmanex in April 2000. Prior to such appointment, Dr. Chang served as Vice President of Clinical Studies and Pharmacology of Pharmanex from 1997. He was the President and Chief Scientific Officer of Binary Therapeutics, Inc., a development stage company in the biotechnology industry, from 1994 until 1997. Dr. Chang has nearly 20 years of pharmaceutical experience. He received a Ph.D. degree from the University of London and a B.Sc. degree in 1974 from Portsmouth University.

     Mark L. Adams has served as Vice President of Finance and Administration for the Company since January 2000. He joined the Company in 1994 and has previously held positions as Vice President of Corporate Services, Vice President of Finance and International Controller. Mr. Adams also worked for eight years in the audit division of Arthur Andersen LLP in Salt Lake City. Mr. Adams earned a B.S. and an M.S. degree from Brigham Young University.

     Michael D. Smith has been Vice President of North Asia for the Company since December 1997. Mr. Smith was Vice President of Operations for the Company from its inception until December 1997. He also served previously as Vice President of North Asian Operations for NSI. In addition, he served as General Counsel of NSI from 1992 to 1996 and as Director of Legal Affairs of NSI from 1989 to 1992. He earned B.S. and M.A. degrees from Brigham Young University and a J.D. degree from the University of Utah.

     Takashi Bamba has served as President and/or General Manager of Nu Skin Japan Company, Ltd. ("Nu Skin Japan") since 1993. Prior to joining Nu Skin Japan in 1993, Mr. Bamba was President and Chief Executive Officer of Avon Products Co., Ltd., the publicly traded Japanese subsidiary of Avon Products, Inc., from 1988 to 1993. He received a B.A. degree from Yokohama National University.

     John Chou has served as President and/or General Manager of Nu Skin Taiwan, Inc. ("Nu Skin Taiwan") since 1991. Prior to joining Nu Skin Taiwan in 1991, he spent 21 years in international marketing and management with 3M Taiwan Ltd., Amway Taiwan and Universal PR Co. Mr. Chou is the Chairman of the Taiwan ROC Direct Selling Association. He is also a member of Kiwanis International and the Taiwan American Chamber of Commerce. He received a B.A. degree from Tan Kang University in Taipei, Taiwan.


                                  SECTION 16(a)
                    BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's equity securities. Officers, directors and greater than 10% beneficial owners are required to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 1999 the Company's officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that William E. McGlashan, Jr. filed a late report with respect to one transaction relating to the shares held in escrow as part of the Pharmanex acquisition that were transferred back to the Company. In addition, Blake M. Roney, Keith R. Halls, Brooke B. Roney and Sandra N. Tillotson each filed a late report on Form 5 related to five late Form 4 transactions in stock held by Nu Skin USA and other corporate affiliates of the Company, which included transactions related to employee benefit plans of such entities and an indirect transaction related to the sale of those affiliates to the Company.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the annual and long-term compensation for services rendered in all capacities during the fiscal years ended December 31, 1997, 1998 and 1999 of those persons who were the Company's Chief Executive Officer, the other four most highly compensated executive officers of the Company and the Presidents of the Company's subsidiaries operating in its two major markets (collectively, the "Named Officers").



                                                                      Summary Compensation Table

                                                                                                        Long-Term
                                                       Annual Compensation                             Compensation
                                      ----------------------------------------------------------     ----------------
                                                                                        Other           Securities
                                                                                       Annual           Underlying       All Other
Name and Principal Position           Year          Salary          Bonus          Compensation           Options      Compensation
-----------------------------------   ----      --------------     --------       --------------     ---------------- --------------

Blake M. Roney ....................   1999      $   833,333       $      --       $       --               --       $   3,272(2)
     Chairman                         1998               --(1)      109,833               --               --              --
                                      1997               --              --               --               --              --

Steven J. Lund ....................   1999        1,000,000              --               --               --           3,019(2)
President and Chief Executive         1998          815,000(3)      112,380               --               --              --
Officer                               1997          275,779         227,752               --               --              --

Sandra N. Tillotson ...............   1999          500,000              --               --               --           1,928(2)
Senior Vice President                 1998          375,000(1)       91,682               --               --              --
                                      1997               --              --               --               --              --

Keith R. Halls ....................   1999          500,000              --               --               --           4,800(4)
Senior Vice President and Secretary   1998          375,000(1)       90,055               --               --           4,800(4)
                                      1997               --              --               --               --              --

Brooke B. Roney ...................   1999          500,000              --               --               --              --
Senior Vice President                 1998          375,000(1)       91,841               --               --              --
                                      1997               --              --               --               --              --

Takashi Bamba .....................   1999          397,727          15,783               --           30,000           3,450(6)
President, Nu Skin Japan              1998          330,769          27,564               --           20,000           3,450(6)
                                      1997          393,520         180,364          180,364(5)        25,000           3,450(6)

John Chou .........................   1999          306,000         100,000(7)        43,698(8)        20,000              --
President, Nu Skin Taiwan             1998          300,000         100,000(7)        43,727(8)        18,000              --
                                      1997          253,408          84,469           84,469(9)        25,000              --

---------------------

(1) The amounts shown for Blake M. Roney, Sandra N. Tillotson, Keith R. Halls and Brooke B. Roney do not include amounts paid, or accrued, by NSI prior to the Company's acquisition of NSI in March 1998.

(2)  Term life insurance payment.


                                      -10-




(3) During 1997 and the first three months of 1998, Mr. Lund was an executive officer of NSI. The compensation presented in the table reflects an allocation of the time spent by Mr. Lund providing services to the Company and certain subsidiaries during 1997 and the first three months of 1998. These salaries and bonuses are in addition to any amounts received or accrued during the relevant periods for Mr. Lund from NSI in return for his services to NSI prior to the acquisition of NSI in March 1998.

(4)  Consists of Company matching contributions under the Company's 401(k) plan.

(5) Includes the deferred portion of a bonus accrued during the year reported pursuant to a cash bonus long-term incentive plan for the Presidents of certain subsidiaries of the Company and annual lease payments for an automobile.

(6)  Annual premium for insurance policy.

(7)  Forgiveness of $100,000 of indebtedness. See "Employment Agreements" below.

(8) Consists of payments of approximately $41,000 with respect to a car provided to Mr. Chou and certain other perquisites.

(9) Includes deferred portion of a bonus accrued during the year reported pursuant to a cash bonus long-term incentive plan for the Presidents of certain subsidiaries and annual payments for an automobile and club dues.

   The following table sets forth certain information with respect to grants of stock options pursuant to the Second Amended and Restated 1996 Stock Incentive Plan during fiscal year 1999 to the Named Officers.


                                       Option Grants in Last Fiscal Year(1)

                                                                                 Potential
                                   Percentage                                Realizable Value at
                                    of Total                                     Assumed Annual
                                     Options     Exercise                    Rates of Stock Price
                                   Granted to    or Base                         Appreciation
                       Options     Employees      Price                       for Option Term(2)
                       Granted     in Fiscal       per       Expiration    -----------------------
       Name            (Shares)       Year        Share         Date           5%           10%
-------------------    --------    ----------    --------    ----------    ---------    ----------
Blake M. Roney                0            --          --            --           --            --
Steven J. Lund                0            --          --            --           --            --
Sandra N. Tillotson           0            --          --            --           --            --
Keith R. Halls                0            --          --            --           --            --
Brooke B. Roney               0            --          --            --           --            --
Takashi Bamba            30,000           2.4%   $  12.94       8/31/09    $ 244,137    $  618,691
John Chou                20,000           1.6       12.94       8/31/09      162,758       412,461
------------

(1) All options granted become exercisable in four equal annual installments beginning on the date of grant. Options are granted for a term of ten years, subject to earlier termination in certain events. The exercise price is equal to the fair market value of the Class A Common Stock on the date of grant. The Compensation Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options.


                                      -11-




(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of the future Class A Common Stock price. Actual gains, if any, on stock option exercises are dependent upon the future financial performance of the Company, overall market conditions and the option holder's continued employment through the vesting period. This table does not take into account any actual appreciation in the price of the Class A Common Stock from the date of grant.


   The following table sets forth certain information with respect to unexercised options under the Second Amended and Restated 1996 Stock Incentive Plan held by the Named Officers as of December 31, 1999. No options were exercised by any of the Named Officers in 1999.

                     Aggregated Option/SAR Exercises in Last Fiscal Year
                           and Fiscal Year-End Option/SAR Values


                                                               Value of Unexercised
                           Number of Unexercised Options       In-the-Money Options
                               at December 31, 1999           at December 31, 1999(1)
                           ---------------------------      ---------------------------
Name                       Exercisable   Unexercisable      Exercisable   Unexercisable
----                       -----------   -------------      -----------   -------------

Blake M. Roney                   0             0            $    0        $     0
Steven J. Lund                   0             0                 0              0
Sandra N. Tillotson              0             0                 0              0
Keith R. Halls                   0             0                 0              0
Brooke B. Roney                  0             0                 0              0
Takashi Bamba               17,500        57,500                 0              0
John Chou                   17,000        46,000                 0              0



(1) Based on the closing sales price of the Class A Common Stock on the New York Stock Exchange on December 31, 1999 of $9.06.

Employment Agreements

      Messrs. Bamba and Chou have entered into employment agreements with Nu Skin Japan and Nu Skin Taiwan, respectively. Under these agreements, these individuals are paid an annual salary and receive various other benefits. These individuals are also entitled to participate in a cash bonus long-term incentive plan.

      Mr. Bamba is employed as the President of Nu Skin Japan at a 1999 annual salary of approximately (Y)45,000,000. This salary is subject to annual review. Under the terms of his employment agreement, Mr. Bamba is entitled to reimbursement of business-related expenses, the use of an automobile provided by Nu Skin Japan and participation in a retirement plan offered by Nu Skin Japan. Mr. Bamba also has the right under his employment agreement to have Nu Skin
Japan purchase a country club membership and pay related dues, although he has not exercised this right. Mr. Bamba also receives a private insurance plan paid for by Nu Skin Japan, provided the premium for such private insurance plan does not exceed (Y)300,000 per year. Under his employment agreement, Mr. Bamba has agreed to certain confidentiality obligations. The term of Mr. Bamba's employment is indefinite, subject to termination by Mr. Bamba or Nu Skin Japan upon three months' notice.

      Mr. Chou is employed as the President of Nu Skin Taiwan at a 1999 annual salary of approximately $306,000. Under the terms of his employment agreement, Mr. Chou received a personal loan in the amount of $1.0 million. The loan bears no interest and is payable upon demand if Mr. Chou ceases to be employed by Nu Skin Taiwan or an affiliate. The loan is to be repaid by applying $100,000 of the sum earned by Mr. Chou under a bonus incentive plan each year against the loan balance. If less than $100,000 is earned under the bonus incentive plan in a given year, $100,000 is nevertheless applied against the loan balance. If Mr. Chou is terminated "without cause," any outstanding loan balance will be forgiven. Under the terms of his employment agreement, Mr. Chou is also entitled to health insurance paid for in part by Nu Skin Taiwan. Nu Skin Taiwan also provides Mr. Chou with a monthly car allowance. The term of Mr. Chou's employment agreement currently extends until August 2002. Under his employment agreement, Mr. Chou has agreed to certain confidentiality and non-competition obligations.

Compensation Plans

      The Company has adopted a bonus incentive plan for the Presidents of certain of its subsidiaries. Under the current bonus incentive plan, Messrs. Bamba and Chou are entitled to receive an annual cash bonus based upon the prior year's operating results of the subsidiary for which they are responsible. Participants in this bonus incentive plan are able to receive a bonus equal to 100% of their respective salaries, conditioned on meeting certain performance criteria and subject to cash availability and approval of the Board of Directors of the Company. One-half of this bonus is payable by February 15 of the year following the year in which the bonus is earned, and the remaining one-half is deferred and vests over 10 years or at age 65, whichever occurs first.

      The Company has adopted a cash bonus incentive plan for its employees, including the executive officers of the Company. Under the current cash bonus incentive plan, an executive officer receives a bonus based on the operating results of the Company compared to targeted performance measures; however, such bonus is conditioned upon the executive and his/her department meeting certain previously established goals. The bonus is measured and paid every six months. The Company has also, from time to time, paid discretionary cash bonuses to executives based on local market and individual performance. The Company has also historically paid a discretionary year-end bonus to all of its employees.

      The Company also maintains two deferred compensation plans for certain of its executive officers. Under the first plan, $12,000 is accrued as deferred compensation each year. The total amount of deferred compensation vests after the earlier of (i) ten years from the date of employment with the Company, or
(ii) the executive officer attaining age 60. Under the second plan, an amount equal to a set percentage of an executive officer's salary is accrued as deferred compensation. The total amount of deferred compensation under this plan vests after the earlier of, (x) 20 years from the date of employment with the Company, and (y) the executive officer attaining age 60. The amount of deferred compensation has generally been invested in insurance policies on the lives of the executive officers.

                          COMPENSATION COMMITTEE REPORT

      Notwithstanding anything to the contrary set forth in any of the previous filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including, but not limited to, this Proxy Statement, in whole or in part, the following Compensation Committee Report and the performance graph appearing herein shall not be deemed to be incorporated by reference into any such future filings.

     This Compensation Committee Report discusses the Company's executive compensation policies and the basis for the compensation paid to the Company's executive officers, including its Chief Executive Officer, Steven J. Lund, during the fiscal year ended December 31, 1999.

     Compensation Policy. The Company's policy with respect to executive compensation has been designed to:

     * Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry;

     * Reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term value of the Company; and

     * Align the interests of the executive officers with those of the Company's stockholders with respect to short-term operating goals and long-term increases in the price of the Company's Class A Common Stock.

     The Compensation Committee is responsible for reviewing and approving all compensation paid by the Company to its executive officers and members of the Company's senior management team. This compensation includes awards and bonuses made under various incentive plans that the Compensation Committee reviews, establishes and administers. In this capacity, the Compensation Committee determines the timing, pricing and amount of all such bonuses and awards granted under the plans. The Compensation Committee also administers the Seconded Amended and Restated 1996 Stock Incentive Plan. As such, the Compensation Committee establishes the timing and terms of all equity awards granted to both executive officers of the Company as well as all other employee awards.

     Components of Compensation. The components of the Company's current compensation program consists of (i) base salary, (ii) short-term incentives in the form of cash bonus payments, (iii) long-term incentives in the form of equity awards, and (iv) certain other benefits provided to the Company's executive officers. These components and the relationship of each component of compensation to the Company's performance are discussed below.

           Base Salary. Except as provided below, for the fiscal year ended December 31, 1999, the Compensation Committee reviewed and approved the base salary paid by the Company to its executive officers and the Presidents of certain subsidiaries. In reviewing and approving the base salaries paid to its executive officers, the Compensation Committee considers various factors including (i) salaries provided by similarly sized companies or companies within the Company's industry; (ii) the nature of each executive officer's responsibilities, capabilities and contributions; and (iii) the performance of the Company (to the extent such performance can fairly be attributed or related to each executive officer's performance). The Compensation Committee does not assign any specific weights to these factors, but it places a greater emphasis on the salaries provided by other companies to ensure that the salaries provided by the Company are competitive; enabling the Company to attract and retain qualified and effective executive officers. In connection with this process, the Compensation Committee reviewed and considered a compensation survey prepared for the Compensation Committee by an independent consulting firm. The Compensation Committee believes that the base salaries for the Company's executive officers have been reasonable in relation to the Company's size and performance in comparison with the compensation paid by similarly sized companies or companies within the Company's industry. The Special Committee of Directors agreed to the salaries for Blake M. Roney, Steven
J. Lund, Sandra N. Tillotson, Keith R. Halls and Brooke B. Roney following the acquisition of NSI. The Compensation Committee has reviewed the appropriateness of the compensation agreed to for these officers, other than Steven J. Lund, on a combined basis because of the shared and unique allocation of responsibilities and contributions among these officers. Blake M. Roney did not take a salary during the first quarter of 1999. He resumed drawing a $1.0 million annual salary in April 1999.

           Annual Incentive Compensation. The Company has established formal annual incentive plans that provide for cash bonuses based on the achievement of targeted levels of revenue and operating income. The amount of the bonus that can be earned under these plans is fixed by a formula and is based on the degree to which the targeted performance measures have been met or exceeded. In addition, the percentage of such award that an officer is entitled to receive is determined based on the degree to which the executive officer has met individual and department goals. No bonuses were paid under these plans based on the performance of the Company in 1999. The Compensation Committee also has retained the right to make discretionary bonuses to officers for extraordinary performance and other factors. In 1999, the Compensation Committee approved a limited number of discretionary bonuses based on individual performance. The Compensation Committee believes the incentive compensation plans for its officers rewards those individuals for achieving the Company's goals and targeted objectives, thus benefitting the Company and its stockholders. The Compensation Committee believes the achievement of these goals and targeted objectives will dictate, in large part, the Company's future operating results. The Compensation Committee believes that providing incentive-based compensation fairly and adequately compensates individuals in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry.

           Equity Awards. The Company has adopted the Second Amended and Restated 1996 Stock Incentive Plan that provides the Compensation Committee with the discretion to grant equity incentive awards to key employees of the Company. The Compensation Committee has the complete authority to determine the persons to whom awards will be made and the nature and size of such awards. The Second Amended and Restated 1996 Stock Incentive Plan provides for options, stock appreciation rights, contingent stock awards and restricted stock awards. The Compensation Committee determines the number of awards to be granted and the persons who are to receive such awards on a subjective basis, taking into consideration several factors including the level of options generally granted by similarly sized companies or companies within the Company's industry for similar positions, the anticipated value of the Company's stock if financial and operating targets are met, individual salaries and individual performance and contributions. The Compensation Committee also utilizes the services of an independent consulting firm to provide advice on the size and frequency of equity awards.

           Other Benefits. The Company maintains certain other plans and arrangements for the benefit of its executive officers. The Company believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the Company's industry.

      Tax Limitations on Deductibility. The Compensation Committee takes into consideration the limitation on deductibility for United States income tax purposes of compensation in excess of $1 million paid to the Company's highest paid executive officers when it is determining compensation for its executive officers. The Compensation Committee has attempted, where possible, to structure its formal bonus and equity plans to qualify for the "performance-based" exception to the deduction limitation.

      Compensation of the Chief Executive Officer. The salary paid by the Company to Mr. Lund in 1999 was reviewed and determined in accordance with the policies set forth above. In particular, the Compensation Committee reviewed and considered the compensation survey described previously and maintained Mr. Lund's 1999 salary at the same level as 1998. The Compensation Committee believes the salary is commensurate with the compensation paid by companies of comparable size or within the Company's industry. No bonus was paid to Mr. Lund in 1999. The Compensation Committee elected not to make any equity awards to Mr. Lund in 1999 because of existing incentives tied to the performance of the Company. The Compensation Committee recently reevaluated the base salaries and compensation of Mr. Lund and Blake M. Roney. In order to shift more of their total compensation to performance-based compensation, the Compensation Committee has elected to reduce each of their base salaries to $750,000 in fiscal year 2000.

      Conclusion. The Compensation Committee believes that the concepts discussed above further the stockholders' interests and that executive officer compensation encourages responsible management of the Company. The Compensation Committee regularly considers the effect of management compensation on stockholder interests. In the past, the Compensation Committee based its review in part on the experience of its own members and on information requested from management personnel. The Compensation Committee also regularly seeks input from an independent executive compensation and benefits consulting firm regarding the Company's compensation policies and strategies. In the future, these factors, reports of the Compensation Committee and discussions with and information compiled by various independent consultants retained by the Company and the Compensation Committee will be used in determining executive officer compensation.

                               COMPENSATION COMMITTEE OF THE
                               BOARD OF DIRECTORS

                               Current members:
                               Daniel W. Campbell
                               Paula F. Hawkins
                               E.J. "Jake" Garn
                               Andrew D. Lipman

                               Prior members:
                               Keith R. Halls
                               Max L. Pinegar

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The  Compensation  Committee is comprised of Daniel W.  Campbell,  Paula F.
Hawkins, E.J. "Jake" Garn and Andrew D. Lipman. Keith R. Halls and Max L. Pinegar also served on the Compensation Committee in 1999. Mr. Halls is a Senior Vice President and Secretary of the Company. Mr. Halls has entered into a Stockholders Agreement with the Company and certain other stockholders of the Company. See "Certain Relationships and Transactions--Stockholders Agreement." During 1999, Mr. Halls was an executive officer, director and stockholder of Nu Skin USA, Inc. ("Nu Skin USA") and various other affiliates of the Company. During 1999, Mr. Pinegar was a consultant to the Company. Each of Blake M. Roney, Steven J. Lund, Sandra N. Tillotson and Brooke B. Roney was an executive officer and a director of Nu Skin USA and other various affiliates of the Company and, prior to these entities being acquired by the Company, set compensation for themselves and certain other executive officers of the Company who have been or continue to be executive officers of Nu Skin USA or certain of their affiliates. Mr. Lipman is associated with a law firm that provides legal services to the Company and Big Planet in connection with contractual and regulatory issues associated with the telecommunications and enhanced data and voice communications products of Big Planet. See "Certain Relationships and Transactions" for information concerning the transactions described above.

                            STOCK PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers for the period from November 22, 1996 (the date of the Company's initial public offering) through December 31, 1999. The graph assumes that $100 is invested in each of the Class A Common Stock, the S&P 500 Index and the index of publicly traded peers on November 22, 1996 and that all dividends were reinvested. The publicly traded companies in the peer group are Amway Asia Pacific, Ltd., Amway Japan, Ltd., Tupperware Corporation, Revlon, Inc., Rexall Sundown, Inc., Nature's Sunshine Products, Inc. and Avon Products, Inc.

                COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN
                        AMONG NU SKIN ENTERPRISES, INC.,
                           PEER GROUP AND BROAD MARKET

(GRAPHIC  OMITTED)  Line graph of comparison of  cummulative  total  stockholder return among Nu Skin Enterprises Inc., peer group and broad market.


                                                 S&P 500      Peer Group
  Measurement Period             Company          Index         Index
  ------------------             -------         -------      ----------
   November 22, 1996             $ 100.00       $ 100.00       $ 100.00
   December 31, 1996               107.39          98.02          98.04
   December 31, 1997                63.48         130.72          85.29
   December 31, 1998                82.17         168.08          81.84
   December 31, 1999                31.52         203.45          70.13

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

Acquisition of Nu Skin USA, Inc.

      In March 1999, the Company, through NSI, terminated various license agreements and other intercompany agreements with Nu Skin USA and paid Nu Skin USA a $10.0 million termination fee. Termination of the license and other agreements allows the Company to be the exclusive distributor of the Company's products and services in the United States. Also in connection with such termination, the Company, through a new wholly owned subsidiary, acquired certain assets of Nu Skin USA, including equipment, inventory, intellectual property, marketing materials, contracts related to the network marketing of NSI's personal care and nutritional products, and approximately 620,000 shares of Class A Common Stock of the Company, in exchange for cash in the amount of $8.7 million and the assumption of approximately $8.0 million of Nu Skin USA liabilities. The acquired assets also included $3.2 million in cash. A portion of the cash proceeds were escrowed to fund any claims for indemnification made by the Company or to refund any portion of the consideration if there was an adjustment in the total consideration paid. The terms of the acquisition required an adjustment to the consideration if the net liabilities assumed in the transactions exceeded the book value of the acquired assets (excluding the stock acquired, which was purchased at a significant discount) by more than $1.0 million. No adjustment in the consideration was required.

      In connection with the Nu Skin USA transactions and the acquisitions of the other affiliated entities described below, a Special Committee of the Board of Directors consisting of E.J. "Jake" Garn, Daniel W. Campbell, and Paula F. Hawkins, three of the outside directors of the Company, was established to review, consider and approve the transactions. The Special Committee retained its own independent financial and legal advisors in connection with the transactions. The consideration paid (including the liabilities assumed) for the assets and the termination fee was based on negotiations between Nu Skin USA and the Special Committee. The Special Committee relied on, among other things, an independent valuation analysis prepared by the Special Committee's financial advisor in determining and approving the consideration to be paid. The purchase price of the Class A Common Stock was based on the trading value of the Class A Common Stock. The purchase price was equal to 70% of the average closing sales price of the Class A Common Stock during a ten-day trading period preceding the closing of the transactions.

      As set forth below, certain of the stockholders of Nu Skin USA were directors and/or executive officers of the Company at the time of the transactions and continue to hold such positions. The following table sets forth the ownership percentage in Nu Skin USA for each of the stockholders who is (i) a person known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or the Class B Common Stock as of March 10, 2000 (a "5% Stockholder"), (ii) a director of the Company,
(iii) a Named Officer, or (iv) a family member of the foregoing persons.

                                                                   Percentage of
NSI Stockholder      Relationship With the Company                   Ownership
---------------      -----------------------------                 -------------
Blake M. Roney       Chairman of the Board and 5% Stockholder          30.3%
Steven J. Lund       President, Chief Executive Officer, Director       5.0
                     and 5% Stockholder
Nedra D. Roney       5% Stockholder                                    25.3
Sandra N. Tillotson  Director, Named Officer and 5% Stockholder        14.2

Craig S. Tillotson   5% Stockholder                                     7.1
R. Craig Bryson      5% Stockholder                                     7.1
Brooke B. Roney      Director, Named Officer and 5% Stockholder         5.0
Kirk Roney           Family Member                                      5.0
Rick Roney           Family Member                                      1.0
Keith R. Halls       Director and Named Officer                         0.5


Acquisition of North American Affiliates

    In May 1999, the Company acquired Nu Skin Canada, Inc., a Utah corporation, Nu Skin Guatemala, S.A., a Guatemalan corporation domesticated in the State of Delaware as Nu Skin Guatemala, Inc., a Delaware corporation, Nu Skin Mexico S.A. de C.V., a Mexican corporation domesticated in the State of Delaware as Nu Skin Mexico, Inc., a Delaware corporation, and Nu Skin Family Benefits Insurance Brokerage, Inc., a Utah corporation (collectively, the "North American Affiliates"). As consideration for these acquisitions, the Company agreed to pay an aggregate of approximately $2.0 million in cash (inclusive of cash distributed by the acquired entities to their stockholders prior to the acquisitions) and agreed to assume net liabilities of up to $4.0 million.

    The purchase price (including the liabilities assumed) was based on negotiations between the stockholders of the North American Affiliates and the Special Committee. The Special Committee relied on, among other things, an independent valuation analysis prepared by the Special Committee's financial advisor in determining and approving the purchase price.

    Prior to these acquisitions, certain stockholders of each of the North American Affiliates were also stockholders, directors and/or executive officers of the Company. The affiliated stockholders are the same as the affiliated stockholders in the Nu Skin USA transactions and the ownership percentage of each of such stockholders is substantially the same as the percentages described for the Nu Skin USA transaction.

Big Planet Acquisition

    In July 1999, the Company completed the acquisition of Big Planet, Inc. pursuant to a merger of Big Planet, Inc. with and into a newly formed subsidiary of the Company as contemplated by the Agreement and Plan of Merger and Reorganization dated May 3, 1999 (as amended by First Amendment to Agreement and Plan of Merger and Reorganization dated July 2, 1999). The consideration paid to the Big Planet security holders was approximately $36.9 million (inclusive of the payment for the leasehold improvements described below). Of this amount, approximately $4.5 million was loaned by the Company to Big Planet to redeem the management stockholders' interest in Big Planet, and approximately $29.2 million was paid to Maple Hills Investment, Inc., formerly known as Nu Skin USA, Inc. Of the $29.2 million paid to Maple Hills Investment, $14.6 million was paid in cash and approximately $14.6 million was paid in the form of a promissory note payable in equal quarterly payments over three years. The note accrues interest at the rate of 6.5% per annum. Prior to the completion of the acquisition, the Company loaned approximately $10.3 million to Big Planet to fund its operations from the end of March 1999 through the date of the closing of the transaction.

    In addition, at the closing of the transaction the Company also acquired certain leasehold improvements from Maple Hills Investment related to the Internet and operational support facilities of

Big Planet for $3.2 million. Maple Hills Investment had paid approximately $3.2 million for these leasehold improvements in 1998 in connection with the construction of such facilities. The purchase price and terms of the purchase of the leasehold improvements had been considered and negotiated in connection with the acquisition of the assets of Nu Skin USA in March 1999, but the Company and Nu Skin USA elected to defer the purchase of the leasehold improvements until the closing of the Big Planet acquisition.

    As indicated previously, certain stockholders of Maple Hills Investment are also directors or officers of the Company or hold 5% or more of the outstanding Class A Common Stock or the Class B Common Stock of the Company.

    The purchase price paid and the terms of the transactions were negotiated between the stockholders of Big Planet, including the management stockholders, and the Special Committee. The Special Committee relied on, among other things, an independent valuation analysis prepared by the Special Committee's financial advisor in determining and approving the purchase price.

Earn-out Payment

    As reported in last year's proxy statement, a payment of $25 million was made to the stockholders of NSI in 1999 based on the performance of NSI and the Company in 1998. This payment was allocated to the stockholders based on the percentages set forth in the table above. No similar payment will be made in 2000 as NSI and the Company failed to achieve the performance levels required.

Operating, License and Distribution Agreements

    Prior to the acquisition of Nu Skin USA and the North American Affiliates, the Company was a party to certain agreements with Nu Skin USA and the North American Affiliates pursuant to which the Company licensed the intellectual property and the exclusive right to sell Nu Skin personal care and nutritional products in the United States, Canada, Mexico, Guatemala and Puerto Rico to these entities and provided management support services to these entities. These agreements were approved by the Special Committee.

    During the period from January 1, 1999 through the closing of the transactions described above, NSI and Nu Skin International Management Group, a subsidiary of the Company, charged Nu Skin USA and the North American Affiliates approximately $11.2 million and $2.0 million, respectively, for goods and services provided to these entities under these agreements, and NSI charged approximately $500,000 in royalties and license fees to Nu Skin USA and the North American Affiliates. Nu Skin USA and the North American Affiliates also paid approximately $9.0 million in commissions to the Company's distributors or the Company based on commissionable sales of products by Nu Skin USA and the North American Affiliates during the same period. In addition, the Company was also reimbursed approximately $1.2 million for expenses incurred in connection with services provided to Nu Skin USA and the North American Affiliates, net of any expenses of the Company paid by Nu Skin USA and the North American Affiliates.

    The Company also subleased a portion of its corporate headquarters and warehouse and ancillary facilities to Nu Skin USA through the date of the termination of the license agreements. Under this agreement, the Company subleased a portion of these facilities, including certain furniture and equipment, to Nu Skin USA for a prorated rent based on the square footage occupied by Nu Skin USA and the North American Affiliates. The Company received lease payments of approximately $400,000 from Nu Skin USA in 1999.

    Nu Skin USA also agreed to reimburse the Company for the value of the Class A Common Stock that the Company is required to issue upon exercise of certain options granted to distributors of the Company resident in the United States. This obligation was not assumed or eliminated in connection with the Nu Skin USA transaction. Nu Skin USA currently remains obligated to reimburse the Company for up to $6.1 million in connection with such options. Payment of this obligation is in installments as the options are actually exercised and the Company issues the shares of Class A Common Stock. No interest accrues on the obligation unless Nu Skin USA fails to make a timely payment of an installment.

    Prior to the acquisition of Big Planet, the Company was also party to a License Agreement and a Management Services Agreement with Big Planet. Pursuant to the License Agreement, the Company licensed the use of its distributor force to Big Planet in the United States for use in distributing Big Planet's telecommunications and Internet products and services. Under this agreement, the Company received a 1.0% licensing fee and had an option to acquire the business of Big Planet at fair market value. Under the Management Services Agreement, the Company provided various services to Big Planet. The final forms of these agreements were reviewed and approved by the Special Committee of Directors. In 1999, Big Planet was charged approximately $191,000 in licensing fees and $277,000 for services provided by the Company. In addition, Big Planet was required to reimburse the Company for $431,000 of expenses incurred by the Company in connection with services provided to Big Planet.

Leases

     Headquarters and Distribution Lease Agreements. The Company leases its corporate offices, distribution center and certain other property pursuant to lease agreements with entities in which certain officers and directors and 5% or greater stockholders have an interest. The lease for the corporate offices is with Scrub Oak, Ltd. ("Scrub Oak") with a monthly fixed rent of $140,000 in 1999. Scrub Oak is beneficially owned directly or indirectly by Blake M. Roney, Nedra D. Roney, Sandra N. Tillotson, Brooke B. Roney, Steven J. Lund, Keith R. Halls, Kirk V. Roney, Craig S. Tillotson, R. Craig Bryson and Rick A. Roney (collectively, the "Scrub Oak Partners"). Blake M. Roney, Nedra D. Roney, Brooke
B. Roney, Kirk V. Roney and Rick A. Roney are siblings. Each of the Scrub Oak Partners receives a portion of the monthly rent in accordance with their percentage ownership of Scrub Oak.

     The lease for the distribution center is a month-to-month lease between the Company and Aspen Country, L.L.C. ("Aspen Country"). The monthly rent in 1999 was $56,250. Aspen Country is beneficially owned directly or indirectly by Blake
M. Roney, Nedra D. Roney, Sandra N. Tillotson, Brooke B. Roney, Steven J. Lund, Keith R. Halls, Kirk V. Roney, Craig S. Tillotson, R. Craig Bryson and Rick A. Roney (the "Aspen Country Partners"). Blake M. Roney, Nedra D. Roney, Brooke B. Roney, Kirk V. Roney and Rick A. Roney are siblings. The Aspen Country Partners each receive a portion of the monthly rent in accordance with their percentage ownership of Aspen Country. The Company also leases certain additional miscellaneous office and warehouse space from Scrub Oak and Aspen Country. The monthly payments under such leases in 1999 were $36,750.

    In 1999, the Company incurred lease charges totaling approximately $2.0 million and $800,000, respectively, to Scrub Oak and Aspen Country.

Stockholders Partnership

    R. Craig Bryson and Craig S. Tillotson are major stockholders of the Company and have been distributors of the Company since 1984. Messrs. Bryson and Tillotson and the mother of Mr. Tillotson are partners in an entity (the "Partnership") that receives substantial commissions from the Company, including commissions on sales generated within the Company's markets. For the fiscal year ended December 31, 1999, total commissions paid to the Partnership on sales originating in the Company's then existing markets were approximately $2.0 million. By agreement, the Company pays commissions to the Partnership at the highest level of commissions available to distributors. Management believes that this arrangement allows Messrs. Bryson and Tillotson the flexibility of using their expertise and reputations in network marketing circles to sponsor, motivate and train distributors to benefit the Company's distributor force generally, without having to focus solely on their own organizations. In addition, Mr. Bryson has a consulting contract with the Company that pays him $41,667 per month.

    Craig S. Tillotson has three brothers who are distributors of the Company. For the year ended December 31, 1999, total commissions paid to these persons or the partnerships in which they are partners from the sale of Company products were approximately $1.8 million.

    In February 2000, the Company entered into an agreement with I-Link Incorporated to become the exclusive global distributor of I-Link products and services in the network marketing channel. In connection with such transaction, the distributors of I-Link were transitioned and transferred intact to Big Planet directly under the Partnership of Messrs. Bryson and Tillotson who agreed to pay part of the cost of acquiring and transferring the I-Link distributors to Big Planet. The founding distributor of I-Link had previously been a front-line distributor of Mr. Bryson. The Company paid the founding distributor of I-Link $500,000 up front and may pay up to an additional $650,000 based on achievement of certain sales objectives in order to obtain his exclusive rights to market I-Link products through the multi-level marketing channel. In connection with the transfer, the Company is to receive up to $150,000 of commissions otherwise payable to the Partnership from the sale of I-Link products and services.

Stockholders Agreement

    The  original  stockholders  (the  "Original  Stockholders")  of the Company
entered into a stockholders agreement with the Company (the "Original Stockholders Agreement") immediately prior to the initial public offering of the Company's Class A Common Stock in November 1996. Pursuant to the Original Stockholders Agreement, the Original Stockholders agreed not to transfer any shares through November 28, 1997 without the consent of the Company, except for certain transfers relating to the funding of distributor options and the grant of employee stock bonus awards.

    Effective as of November 28, 1997, the Original Stockholders entered into an amended and restated stockholders agreement with the Company (the "Stockholders Agreement"). The Original Stockholders and certain of their affiliates beneficially own shares having over 90% of the combined voting power of the outstanding shares of Common Stock of the Company. The Original Stockholders agreed not to make any public resale of any shares they own through March 26, 1999 without the consent of the Company, except for certain transfers relating to the funding of distributor options and the grant of employee stock bonus awards. In March 1999, all of the Original Stockholders who are directors or officers of the Company and substantially all of the other Original Stockholders party to the Stockholders Agreement agreed to further extend the lock-up period through the end of 1999. The selling restrictions under this agreement expired on March 26, 2000.

    The Original Stockholders have been granted registration rights by the Company permitting each such Original Stockholder to register his or her shares of Class A Common Stock, subject to certain restrictions, on any registration statement filed by the Company until such Original Stockholder has sold a specified value of shares of Class A Common Stock. In certain circumstances, the Original Stockholders are responsible to reimburse the Company for expenses associated with any registered offering. As of December 31, 1999, the Company had incurred expenses associated with the prior proposed public offerings and other related liquidity events for which the Original Stockholders remain obligated to reimburse the Company in the amount of approximately $1.5 million.

Lease of Airplane

    The Company periodically charters air service from a charter company in which Blake M. Roney, Chairman of the Board of the Company, currently owns a 50% interest. In 1999, the Company paid $221,086 to this charter company. The Company has also chartered air service from an unaffiliated charter company that leases from time to time an aircraft from Arrow Plane, L.C. to provide its charter services. Mr. Roney and his wife directly or indirectly own substantially all of Arrow Plane, L.C. In 1999, Arrow Plane, L.C. received payments of approximately $133,000 directly from the Company or through these two charter companies related to charter services provided to the Company.

Certain Loans

    As part of his employment agreement, the Company loaned John Chou, the President of Nu Skin Taiwan, $1.0 million. The loan bears no interest and is payable upon demand if Mr. Chou ceases to be employed by Nu Skin Taiwan or an affiliate. The loan is to be repaid by applying $100,000 of the sum earned by Mr. Chou under the Bonus Incentive Plan per year against the loan balance. If less than $100,000 is earned under the Bonus Incentive Plan in a given year, $100,000 is nevertheless applied against the loan balance. If Mr. Chou is terminated "without cause," any loan balance will be forgiven. The outstanding balance of the loan at December 31, 1999 was $700,000. See "Executive Compensation--Employment Agreements."

    On December 10, 1997, the Company loaned $5.0 million (the "Original Principal Amount") to Nedra D. Roney. This loan is secured by a pledge by Ms. Roney of 349,406 shares of Class B Common Stock. The loan is payable on demand (or in any event by December 31, 2000) with interest on the Original Principal Amount at 6.0% per annum. The loan was made in connection with Ms. Roney's entering into the Stockholders Agreement, as amended. In 1999, $300,000 in interest was accrued on this loan. As of December 31, 1999, the outstanding principal balance and accrued interest of this loan was $5.6 million.

    On June 23, 1999, the Company loaned $1.5 million to William E. McGlashan, Jr., Executive Vice President of the Company and President of Pharmanex. This loan is secured by a pledge by Mr. McGlashan of his shares of Class A Common Stock. In addition, Mr. McGlashan is required to secure the loan with any real estate purchased by him for his primary residence. The loan bears interest at 5.8% per annum. Interest is payable in semi-annual payments. The principal is due and payable in full on the earlier of (i) June 15, 2004, (ii) the 180th day following Mr. McGlashan's voluntary termination of employment, (iii) the one year anniversary of the termination of Mr. McGlashan's employment if it is terminated by the Company without cause, and (iv) 30 days after termination of employment if Mr. McGlashan is terminated for cause. The outstanding principal balance is currently $1.5 million.

    In March 2000, the Company loaned $500,000 to Grant F. Pace, President of the Nu Skin division. This loan is to be secured by any real estate purchased by him for his primary residence. The loan bears interest at 5.8% per annum. Interest is payable in semi-annual payments. The principal is due and payable in full on the earlier of (i) March 1, 2005,
(ii) the 180th day following Mr. Pace's  voluntary  termination  of  employment,
(iii) the one year anniversary of the termination of Mr. Pace's employment if it is terminated by the Company without cause, and (iv) 30 days after termination of employment if Mr. Pace is terminated for cause. The outstanding principal balance is currently $500,000.

Repurchase of Class A Common Stock

    In 1999, the Company repurchased 20,000 shares of Class A Common Stock for $16.00 per share from each of Keith R. Halls, a director and officer of the Company, and Burke Roney, Park Roney, Rick Roney and Kirk Roney, brothers of Blake M. Roney and Brooke B. Roney who are directors and officers of the Company. The purchases were entered into in connection with the amendment to the Stockholders Agreement and the extension of the Original Stockholder lock up through December 31, 1999. The purchase price was based on a discount to the market value of the Company's Class A Common Stock at the time the amendment to the Stockholders Agreement was entered into. The terms of the transactions were approved by the Special Committee.

Other

    Andrew D. Lipman, a director of the Company, is a partner in the law firm Swidler Berlin Shereff Friedman ("Swidler Berlin"). Swidler Berlin provides legal services to Big Planet and the Company in connection with contractual and regulatory issues associated with the telecommunications and enhanced data and voice communications products of Big Planet.

     During 1999, Max L. Pinegar, a director of the Company, also served as a consultant to the Company. The Company paid Mr. Pinegar a total of approximately $60,000 in consulting fees in 1999.

    The Company currently employs a brother of Blake M. Roney and Brooke B. Roney and three brothers-in-law of Blake M. Roney. The Company paid a total of approximately $327,500 in compensation to these employees in 1999. In addition, these employees also participated in the employee benefit plans available generally to employees of the Company.

                                   PROPOSAL 2
                      APPROVAL OF NU SKIN ENTERPRISES, INC.
                        2000 EMPLOYEE STOCK PURCHASE PLAN

General

     The Board of Directors approved the adoption of an employee stock purchase plan on July 21, 1999. The Nu Skin Enterprises, Inc. 2000 Employee Stock Purchase Plan (the "Plan") became effective on February 10, 2000. The following is a summary of the material terms of the Plan.

Description of the Plan

    Purpose. The purpose of the Plan is to provide employees of the Company and its subsidiaries a convenient opportunity to acquire an equity interest in the Company through payroll deductions. The Company believes that the Plan is important because it provides employees with an enhanced sense of participation in the affairs of the Company and provides an incentive for continued employment. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

    Administration. The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to interpret and construe all provisions of the Plan and to make all decisions and determinations relating to the operation of the Plan.

    Duration. The Plan became effective on the first offering date (February 10, 2000) and will remain in effect until July 20, 2009 unless the Board of Directors terminates the Plan prior to such date or all of the shares reserved for issuance under the Plan have been issued. No termination of the Plan by the Board may adversely affect the rights of any employee with respect to outstanding options under the Plan without the consent of the employee.

    Shares Subject to Stock Purchase Plan. A total of 200,000 shares of Class A Common Stock are reserved for issuance under the Plan through January 31, 2003. In addition, the Plan provides that an additional number of shares shall be reserved for issuance under the Plan each year beginning in February 2003. The amount to be added will be equal to the lesser of 75,000 shares or the number of shares determined by the Board. Accordingly, the maximum number of shares of Class A Common Stock that may be issued under the Plan is 725,000 shares. In the event of an increase or decrease in the outstanding shares of Class A Common Stock as a result of a stock split or other similar event, the maximum number of shares available for issuance under the Plan will be proportionately adjusted. The Compensation Committee may also make appropriate adjustments in the event of any reorganization, recapitalization, rights offering or a merger or consolidation.

    Eligibility. Participation in the Plan is limited to employees of the Company and participating subsidiaries, including executive officers, who have completed thirty (30) days of employment with the Company prior to the beginning of an offering period. The following employees are not eligible to participate in the Plan:

     * Employees who own five percent or more of the voting stock of the Company.

     * Employees who are customarily employed for less than 20 hours per week, and

     * Employees who are customarily employed for less than five months in a calendar year.

Approximately 1,600 employees are currently eligible to participate in the Plan.

    Offerings under the Plan. The Plan provides for a series of offerings that are to be established by the Compensation Committee. The Plan provides that the offering periods will initially be three months long with "Offering Commencement Dates" of February 1st, May 1st, August 1st and November 1st of each year and "Purchase Dates" at the end of such three-month offering periods. The Plan, however, grants the Committee with the authority to:

     *    Extend future offering periods to be for any duration up to 24 months;

     * Modify or limit the number of offerings that are commenced in each year; and

     *    Establish one or more Purchase Dates for each offering period.

    An eligible employee elects to participate in an offering under the Plan by authorizing the Company to make deductions from his or her pay on each payday during the time the employee is a participant in an offering at the rate specified by the employee. An employee may not elect to have more than 15% of his or her base salary deducted pursuant to the Plan.

    On an Offering Commencement Date, the Company will grant to each employee who elects to participate in an offering under the Plan an option to purchase on each Purchase Date in that offering a number of shares of Class A Common Stock determined by dividing the amount of payroll deductions accumulated through the Purchase Date by the exercise price. The maximum number of shares that may be purchased on any Purchase Date under the option shall be the number established by the Board of Directors prior to the Offering Commencement Date, subject to the limits set forth in the Plan. No employee will be granted an option which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any subsidiary, permits him or her to purchase in excess of $25,000 of Class A Common Stock per calendar year (determined as of the Offering Commencement Date).

    Options will be deemed to have been exercised automatically on each Purchase Date for the purchase of the number of shares of Class A Common Stock that the accumulated payroll deductions in such employee's account will purchase, but not in excess of the maximum number of shares for which the option has been granted to such employee with respect to such Purchase Date.

    Exercise Price of Options. The exercise price per share to be paid by participants under the Plan shall be the lesser of (i) 85% of the fair market value of the Class A Common Stock on the applicable Offering Commencement Date or (ii) 85% of the fair market value of the Class A Common Stock on the applicable Purchase Date. The fair market value of the Class A Common Stock shall be the closing price of the Class A Common Stock on the New York Stock Exchange on the applicable date or the nearest prior trading day, if such date is not a trading day. The closing price of the Class A Common Stock on March 27, 2000 was $8.50. The exercise price shall be payable only through payroll deductions from an employee's compensation.

    Termination of Employment. Upon the termination of a participant's employment for any reason during an offering, including retirement and death, the payroll deductions credited to the participant's account shall be returned, without interest, to the participant or his or her estate and shall not be used to purchase shares of Class A Common Stock under the Plan.

    Amendment and Termination. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time without further stockholder approval.

Certain Federal Income Tax Consequences

    The following tax discussion is a brief summary of the federal income tax law applicable to the Plan. The discussion is intended solely for general information and omits certain information which does not apply generally to all participants in the Plan.

    Grant of Options. In the opinion of the Company, the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 of the Code. As such, a recipient of options under the Plan incurs no income tax liability, and the Company obtains no deduction, from the grant of the options. The payroll deductions, however, are made on an after-tax basis. Participants will not be entitled to deduct or exclude from income or social security taxes any part of the payroll deductions.

    Exercise of Options. An employee will not be subject to federal income tax upon the exercise of an option granted under the Plan, nor will the Company be entitled to a tax deduction by reason of such exercise. The employee will have a cost basis in the shares acquired upon such exercise equal to the option exercise price.

    Disposition of Shares Acquired under the Plan. In order to defer taxation on the difference between the fair market value and the exercise price of shares acquired upon exercise of an option, the employee must hold the shares during a holding period that runs through the later of one year after the option exercise date or two years after the date the option was granted. The only exceptions are for dispositions of shares upon death, as part of a tax-free exchange of shares in a corporate reorganization, into joint tenancy with right of survivorship with one other person, or in connection with the mere pledge or hypothecation of shares.

    If an employee disposes of shares acquired under the Plan before expiration of the required holding period in a manner not described above, such as by gift or sale of such shares, the employee must recognize as ordinary compensation income in the year of disposition the difference between the fair market value of the shares and the exercise price as of the date of exercise. This amount must be recognized as income even if it exceeds the fair market value of the shares as of the date of disposition or the amount of the sale proceeds received. The Company will be entitled to a corresponding compensation expense deduction.

    Disposition of shares after expiration of the required holding period will result in the recognition of gain or loss in the amount of the difference between the amount realized on the sale of the shares and the exercise price for such shares. Any loss on such a sale will be a long-term capital loss. Any gain on such a sale will be taxed as ordinary income up to 15% of the fair market value of the Class A Common Stock on the Offering Commencement Date.

Value of Benefits

    The Company is unable to determine the amount of benefits that may be received by participants under the Plan because participation is discretionary with each employee.

Interests of Officers and Directors

    Because certain of the executive officers of the Company and the directors would be eligible to participate in the Plan, such persons have a direct interest in the proposal to adopt the Plan. Notwithstanding such interest, the Board of Directors believes that the approval of the Plan is in the best interests of the Company and its stockholders because it will strengthen the ability of the Company to continue to attract, motivate and retain qualified officers and employees.

Vote Required and Board of Directors' Recommendation

    Approval of the Plan will require the affirmative vote of a majority of the total number of votes of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against Proposal 2. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of Proposal 2 and will not be counted as votes for or against Proposal 2. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

               THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
                         VOTE FOR APPROVAL OF THE PLAN.

                                   PROPOSAL 3
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The firm of PricewaterhouseCoopers LLP, the Company's independent auditors for the fiscal year ended December 31, 1999, was selected by the Board of Directors of the Company to act in the same capacity for the fiscal year ending December 31, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

Vote Required and Board of Directors' Recommendation

    Ratification of PricewaterhouseCoopers LLP as the Company's independent auditors will require the affirmative vote of a majority of the total number of votes of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether Proposal 3 has received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against Proposal 3. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of Proposal 3 and will not be counted as votes for or against Proposal 3. Properly executed, unrevoked proxies will be voted FOR Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF
                THE COMPANY'S SELECTION OF INDEPENDENT AUDITORS.

                                  OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote on such matters in accordance with their best judgment, acting together or separately.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement for next year's annual meeting, the written proposal must be received by the Company no later than December 12, 2000. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised at next year's annual meeting, written notice must be received by the Company no later than December 12, 2000 and shall contain such information as required under the Company's Bylaws.

    In addition, the Company's Bylaws permit stockholders to nominate directors at the annual meeting by providing advance written notice to the Company. In order to make a director nomination at a stockholder meeting, a stockholder must notify the Company not fewer than 120 days in advance of the date of the Company's proxy statement released to stockholders in connection with the previous year's annual meeting. Thus, since April 11th is specified as the date of this year's proxy statement, in order for any such nomination notice to be timely for next year's annual meeting, it must be received by the

Company no later than December 12, 2000 (i.e., 120 days prior to April 11th). In addition, the notice must meet all other requirements contained in the Company's Bylaws.

    A stockholder may contact the Corporate Secretary of the Company at its headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

                          ANNUAL REPORT TO STOCKHOLDERS

    The Annual Report to Stockholders concerning the operation of the Company for the fiscal year ending December 31, 1999, including financial statements, is enclosed with this Proxy Statement.

               ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Charles N. Allen, Director, Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Exhibits will be provided upon written request and payment of an appropriate processing fee.

                                   By Order of the Board of Directors

                                   /s/Blake M. Roney
                                   Blake M. Roney
                                   Chairman of the Board


DATED:  April 11, 2000

[OBJECT OMITTED]
APPENDIX A - FORM OF PROXY

                           NU SKIN ENTERPRISES, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
          THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2000


     The undersigned hereby appoints Steven J. Lund and Keith R. Halls, as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated on the reverse, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah, May 11, 2000 at 4:00 p.m., Mountain time, and at any adjournments or postponements thereof, upon all matters referred to on this proxy card and described in the accompanying Proxy Statement; and, at their discretion, upon any other matters which may properly come before the meeting.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[ x ]  Please mark your
       votes as indicated
       in this example.

              FOR ALL NOMINEES           WITHHOLD AUTHORITY
              listed at right (except    to vote for all
              as marked to the           nominees listed at right
              contrary below)
1.  Elect members of
    the Board of        [  ]               [  ]  Nominees:  Blake M. Roney
    Directors of the                                        Steven J. Lund
    Company                                                 Keith R. Halls
                                                            Sandra N. Tillotson
                                                            Brooke B. Roney
Instructions:  To WITHHOLD AUTHORITY to vote for any        Max L. Pinegar
individual nominee, draw a line through (or otherwise       E.J. "Jake" Garn
strike-out) the nominee's name in the list to the right.    Paula F. Hawkins
                                                            Daniel W. Campbell
                                                            Andrew D. Lipman

2.  To approve the Company's 2000 Employee              FOR    AGAINST   ABSTAIN
    Stock Purchase Plan.                               [   ]    [   ]     [   ]

3.  To ratify the selection of PricewaterhouseCoopers   FOR    AGAINST   ABSTAIN
    LLP as the Company's independent auditors for      [   ]    [   ]     [   ]
    the fiscal year ended December 31, 2000.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxyholders as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES AND FOR THE PROPOSALS SET FORTH ABOVE.


(Signature)___________(SEAL) (Signature)__________(SEAL) Dated: __________, 2000
Important: Please sign as name(s) appears on the proxy card. If a joint account, each joint owner must sign. If signing for a corporation or partnership as agent, attorney or fiduciary, indicate the capacity in which you are signing.

APPENDIX B - 2000 Employee Stock Purchase Plan



                            NU SKIN ENTERPRISES, INC.

                        2000 EMPLOYEE STOCK PURCHASE PLAN


     1. Establishment of Plan. Nu Skin Enterprises, Inc., a Delaware corporation (the "Company"), proposes to grant options for purchase of the Company's Class A common stock, (the "Class A Common Stock"), to eligible employees of the Company and its Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this "Plan"). For purposes of this Plan, "Parent Corporation" and "Subsidiary" (collectively, "Subsidiaries") shall have the same meanings as "parent corporation" and "subsidiary corporation" in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends this Plan to qualify as an "employee stock purchase plan" under
Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 200,000 shares of the Class A Common Stock is reserved for issuance under this Plan, plus an annual increase to be added on February 1 of each year beginning February 1, 2003 equal to the lesser of:

     (a)  75,000 shares; or

     (b)  an amount determined by the Board.


Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.

     2. Purpose. The purpose of this Plan is to provide employees of the Company and Subsidiaries designated by the Board of Directors of the Company (the "Board") as eligible to participate in this Plan with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and Subsidiaries, and to provide an incentive for continued employment.

     3. Administration. This Plan shall be administered by a committee appointed by the Board (the "Committee"). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

     4. Eligibility. Any full-time employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

     (a) employees who are not employed by the Company or a Participating Subsidiary thirty (30) days before the beginning of such Offering Period;

     (b) employees who are customarily employed for less than twenty (20) hours per week;

     (c) employees who are customarily employed for less than five (5) months in a calendar year;

     (d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries; and

     (e) individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

     5. Offering Dates. The offering periods of this Plan (each, an "Offering Period") shall be of such length as may be determined from time to time by the Committee, but shall in no event exceed twenty-four months. The Offering Periods initially shall be three (3) months duration commencing on February 1, May 1, August 1 and November 1, of each year and ending on April 30, July 31, October 31 and January 31, respectively. Each Offering Period shall consist of such number of purchase periods (individually, a "Purchase Period") as may be determined by the Committee during which payroll deductions of the participants are accumulated under this Plan. The initial Offering Period shall have one three month Purchase Period. The first business day of each Offering Period is referred to as the "Offering Date." The last business day of each Purchase Period is referred to as the "Purchase Date." The Committee shall have the power to change the duration and commencement dates of Offering Periods and the duration and/or number of Purchase Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period or Purchase Period to be affected.

     6. Participation in this Plan. Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering a Notice of Election to Participate and Payroll Deduction Authorization Form (the "Notice") to the Company's human resources department (the "HR Department") not later than the 15th day of the month before such Offering Date unless a later time for filing the Notice is set by the Committee for all eligible employees with respect to a given Offering Period. Notwithstanding the foregoing, the Committee may set a later time for filing the Notice for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a Notice to the HR Department by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a Notice with the HR Department not later than fifteen (15) days preceding a subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period, and shall not be required to file any additional Notice, unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below.

     7. Grant of Option on Enrollment. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Class A Common Stock determined by dividing (a) the amount accumulated in such employee's payroll deduction account during such Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Class A Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the fair market value of a share of the Class A Common Stock on the Purchase Date ; provided, however, that the number of shares of the Class A Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (a) the Maximum Share Amount established pursuant to Section 10.3 below with respect to each Purchase Period in the applicable Offering Period, or (b) the maximum number of shares which may be purchased pursuant to Section 10.2 below with respect to each Purchase Period in the applicable Offering Period. The fair market value of a share of the Class A Common Stock shall be determined as provided in Section 8.

     8. Purchase Price. The purchase price per share at which a share of Class A Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

     (a) The fair market value on the Offering Date; and

     (b) The fair market value on the Purchase Date.

     For purposes of this Plan, the term "fair market value" means, as of any date, the closing price on the date of determination on the New York Stock Exchange as reported by the New York Stock Exchange. In the event that the Class A Common Stock ceases to be listed on the New York Stock Exchange, then fair market value shall be determined as follows:

     (a) if the  Class A Common  Stock is then  quoted  on the  NASDAQ  National
Market, its closing price on the NASDAQ National Market on the date of determination as reported in The Wall Street Journal;

     (b) if the Class A Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on national securities exchange on the date of determination as reported in The Wall Street Journal;

     (c) if the Class A Common Stock is publicly traded but is not quoted on the NASDAQ National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

     (d) if none of the foregoing is applicable, by the Committee in good faith,

     9. Payroll Deductions; Issuance of Shares.

     9.1 Payroll Deductions. The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made in whole dollar amounts of not less than ten dollars ($10.00) in ten dollar ($10.00) increments up to a maximum of fifteen percent (15%) of the participant's compensation or such lower limit set by the committee. Compensation shall mean the base salary or regular rate of pay for the applicable period; provided, however, that for purposes of determining a participant's compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be ignored. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

     9.2 Change of Payroll Deductions. A participant may not increase or decrease the rate of payroll deductions during an Offering Period unless otherwise provided by the Committee prior to the commencement of the relevant Offering Period. In the event the Committee elects to allow participants to increase or decrease their rate of payroll deductions during an Offering Period, an participant may make such increase or decrease by filing with the HR Department a new Notice, in which case the new rate shall become effective for the next payroll period commencing more than fifteen (15) days after the HR Department's receipt of the Notice and shall continue for the remainder of the Offering Period unless changed as described below. If authorized by the Committee, such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the HR Department a new Notice not later than the 15th day of the month before the beginning of such Offering Period.

     9.3 Account. All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     9.4 Purchase of Shares. On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant's account to the purchase of the number of shares of Class A Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant's account after such purchase of shares shall be refunded to such participant in cash, without interest. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Class A Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

     9.5 Delivery of Shares. As promptly as practicable after the Purchase Date, the Company shall arrange the delivery to each participant of a certificate representing the shares purchased upon exercise of his option or shall arrange for the deposit of uncertificated shares in a brokerage account in the name of such participant.

     9.6 No Transfer. During a participant's lifetime, such participant's option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.


     10. Limitations on Shares to be Purchased.

     10.1 $25,000 Limit. No employee shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the

Code) for each calendar year in which the employee participates in this Plan. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

     10.2 200% Limit. No more than two hundred percent (200%) of the number of shares determined by using eighty-five percent (85%) of the fair market value of a share of the Class A Common Stock on the Offering Date as the denominator may be purchased by a participant on any single Purchase Date.

     10.3 Maximum Share Amount. The maximum number of shares which may purchased on any Purchase Date (hereinafter the "Maximum Share Amount") shall be the lessor of (A) the number established by the Committee no less than fifteen days prior to the commencement of the next Offering Period (the "Committee Maximum"), and (B) the number determined in accordance with the following formula:

          (2083*Number of Months in Purchase Period) / (fair market value of a share of the Class A Common Stock on the Offering Date).

No participant shall be entitled to purchase more than the Maximum Share Amount on any single Purchase Date. If a new Committee Maximum is set, then all participants must be notified of such new Committee Maximum not less than fifteen (15) days prior to the commencement of the next Offering Period. Once the Committee Maximum is set, it shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

     10.4 Plan Limits. If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant's option to each participant affected thereby.

     10.5 Excess Deductions. Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

     11. Withdrawal.

     11.1 Notice. Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the HR Department a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period.

     11.2 Return of Deductions. Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in this Plan.

     11.3 Automatic Enrollment in Subsequent Offering Period. If the purchase price on the first day of any current Offering Period in which a participant is enrolled is higher than the purchase price on the first day of any subsequent Offering Period which will overlap with the current Offering Period in whole or in part, the Company will automatically enroll such participant in the subsequent Offering Period and cease all payroll deductions under the current Offering Period as of the Offering Date of the subsequent Offering Period. A participant does not need to file any forms with the Company to automatically be enrolled in the subsequent Offering Period and to cease having payroll deduction made under the current Offering Period.

     12. Termination of Employment. Termination of a participant's employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of sick leave, military leave, or any other leave of absence approved by the Committee; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

     13. Return of Payroll Deductions. In the event a participant's interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant all payroll deductions credited to such participant's account; provided, however, that in the event of the termination of the Plan, the Committee or the Board may provide for a final purchase of shares of Class A Common Stock hereunder. No interest shall accrue on the payroll deductions of a participant in this Plan.

     14. Capital Changes. Subject to any required action by the stockholders of the Company, the number of shares of Class A Common Stock covered by each option under this Plan which has not yet been exercised and the number of shares of Class A Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Class A Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Class A Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Class A Common Stock) or any other increase or decrease in the number of issued and outstanding shares of Class A Common Stock effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Class A Common Stock subject to an option.

     In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that the options under this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan will continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the Fair Market Value of the surviving corporation's stock on each Purchase Date, unless otherwise provided by the Committee.

     The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the number of shares of Class A Common Stock reserved for issuance under the Plan, as well as the price per share of Class A Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Class A Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

     15. Nonassignability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

     16. Reports. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

     17. Notice of Disposition. Each participant shall notify the Company if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the "Notice Period"). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates. In addition, the Company may require a participant to maintain any shares acquired under this Plan at, or sell such shares through, a broker designated by the Company until the expiration of the Notice Period. Such broker shall be authorized to notify the Company of any sale of the shares prior to the end of the Notice Period.

     18. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary, or restrict the right of the Company or any Subsidiary to terminate such employee's employment.

     19. Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

     20. Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     21. Term; Stockholder Approval. This Plan will become effective on the date that is the First Offering Date (as defined above). This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Class A Common Stock reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan by the Board.

     22. Conditions upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     23. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

     24. Amendment or Termination of this Plan. The Board may at any time amend, terminate or the extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant. Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.